Exhibit 10.7

AGREEMENT OF SALE AND PURCHASE

NEW LIFECARE HOSPITALS OF PITTSBURGH, LLC AND

NEW LIFECARE HOSPITALS OF NORTH TEXAS, LLC (COLLECTIVELY, SELLER)

&

DOC-LIFECARE FT. WORTH LTACH, LLC AND

DOC-LIFECARE PITTSBURGH LTACH, LLC (COLLECTIVELY, BUYER)

PROPERTIES:	225 PENN AVENUE, PITTSBURGH, PA
6201 OVERTON RIDGE BLVD, FORT WORTH, TX

EFFECTIVE DATE:                          MARCH 28, 2014

EXHIBIT “A”	–	LEGAL DESCRIPTION

EXHIBIT “B”	–	ESCROW AGREEMENT

EXHIBIT “C”	–	TENANT ESTOPPEL CERTIFICATE

EXHIBIT “D”	–	NON-FOREIGN PERSON CERTIFICATION

Schedule 1(d)		List of Records and Plans

Schedule 1(e)		List of Guarantees and Warranties

Schedule 1(f)		List of Licenses and Permits

Schedule 1(g)		Permitted Exceptions

Schedule 6(b)		Contingent Rent Cap

Schedule 6(h)		Disclosure Materials

ii

AGREEMENT OF SALE AND PURCHASE

THIS AGREEMENT OF SALE AND PURCHASE (this “Agreement”) is made by and between NEW LIFECARE HOSPITALS OF PITTSBURGH, LLC, a Delaware, and NEW LIFECARE HOSPITALS OF NORTH TEXAS, LLC, a Delaware ( each a “Seller” and collectively, “Seller”), and DOC-LIFECARE FT. WORTH LTACH, LLC, a Wisconsin limited liability company, and DOC-LIFECARE PITTSBURGH LTACH, LLC, a Wisconsin limited liability company (each a “Buyer” and collectively, “Buyer”).  This Agreement is to be effective as of the date on which Buyer receives this Agreement and the Escrow Agreement (as defined below) executed by Seller (the “Effective Date”).  Buyer shall provide Seller with written notice of the Effective Date of this Agreement.

In consideration of the covenants and provisions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                      Agreement to Sell and Purchase.  Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller the Property, subject to the terms and conditions of this Agreement.  For the purposes of this Agreement, the term “Property” shall exclude all oil, gas and other minerals on, in and under the Property (waiving, however, all use of the surface of the Property for mining, drilling, exploration or other purposes in connection with the foregoing reservation) and mean and include the following:

(a)                         All of that certain real property legally described in the attached Exhibit “A”, including, without limitation, the land, buildings, improvements, fixtures (including, without limitation, the sprinkling, plumbing, heating, cooling, ventilating, air conditioning, electrical, lighting and other systems), easements and all other right, title and interest appurtenant and otherwise relating thereto (collectively, the “Real Property”).

(b)                         Intentionally Omitted.

(c)                          Intentionally Omitted.

(d)                         Copies of the 2013 financial statements maintained in connection with the operation of the Real Property; all preliminary, final and proposed building plans and specifications relating to the Real Property; and all surveys, structural reviews, grading plans, topographical maps, architectural drawings and engineering, soils, seismic, geologic, environmental, and architectural reports, studies, certificates, and similar documents relating to the Real Property; all of which are listed on the attached Schedule 1(d) (collectively, the “Records and Plans”).

(e)                          All of Seller’s right, title and interest in and to all guarantees and warranties relating to the Property and the fixtures located therein; all of which are listed on the attached Schedule 1(e) (collectively, the “Guarantees and Warranties”).

(f)                           All of Seller’s right, title and interest in and to all certificates of occupancy, approvals, dedications, subdivision maps, and entitlements issued, approved or granted by governmental or quasi-governmental entities or otherwise relating to the Property; and any and all development rights and other intangible rights, titles, interests, privileges, and appurtenances owned by Seller and in any way relating to or used in connection with the Property and/or the operation of the business conducted on the Real Property; all of which are listed on the attached Schedule 1(f) (collectively, the “Licenses and Permits”).

2.                                      Purchase Price.  The purchase price for the Property is Forty Million and 00/100 Dollars ($40,000,000.00) (the “Purchase Price”), payable by Buyer as follows:

(a)                         Three Hundred Fifty Thousand and 00/100 Dollars ($350,000.00) (the “Deposit”) by wire transfer payable to First American Title Insurance Company (“Escrow Agent”), which sum shall be delivered to Escrow Agent within three (3) business days following the Effective Date.  The Deposit shall be held in an interest bearing, federally insured account, by Escrow Agent in accordance with the Escrow Agreement attached hereto as Exhibit “B” (the “Escrow Agreement”) and this Agreement pending consummation of this transaction. Any interest earned on the Deposit shall be paid to Buyer unless Seller shall be entitled to the Deposit by reason of a default by Buyer, in which case such interest shall be paid to Seller.  Upon expiration of the Due Diligence Period, if Buyer has not terminated this Agreement as provided herein, the Deposit shall become nonrefundable except in the event of a Seller default.  Buyer’s Federal Tax I.D. Number is 80-0941870; Seller’s respective Federal Tax I.D. Numbers are 90-0948759 and 80-0904279.

(b)                         The balance of the Purchase Price (the Purchase Price minus the Deposit), subject to adjustments pursuant to this Agreement, including, but not limited to, those adjustments set forth in Section 8 of this Agreement, shall be paid to Seller at Closing (as defined below) in cash by wire transfer of immediately available federal funds, or by certified check (or by plain check from the Title Company (as defined below)).

(c)                          For the purposes of this Agreement, the Purchase Price shall be deemed to be allocated to the respective portions of the Property situated in the Commonwealth of Pennsylvania $14,200,000 and the State of Texas $25,800,000 (collectively, the “Allocated Values”).

3.                                      Closing.  Closing shall be held on the date that is ten (10) days after the later of:  (i) expiration date of the Due Diligence Period (as defined below) or (ii) the date upon which title to the Property is acceptable or deemed acceptable to Buyer pursuant to Section 4 below (or on the next business day thereafter if such date is not a business day) (the “Closing Date”), or on such earlier date as Buyer shall designate by at least five (5) days advance written notice to Seller; provided, however, in no event shall the Closing Date be later than March 31, 2014.  Closing shall be an escrow closing with the Title Company (as defined below) acting as the closing escrow agent (“Closing”).  It is agreed that the time of Closing and the obligation of Seller to deliver the Deed (as defined in Section 6(i) below) to Buyer at Closing are of the essence of this Agreement.  Notwithstanding anything to the contrary contained herein, Buyer shall have the right to extend the Closing Date for an additional thirty (30) days upon written notice to Seller.

4.                                      Title.  From and after the Effective Date, Buyer shall have the right to order a title insurance commitment prepared in accordance with all of the terms and conditions of this Agreement (the “Title Commitment”).

(a)                         The Title Commitment shall be prepared in accordance with the current ALTA Form or, as applicable, TLTA Form, issued by First American Title Insurance Company acceptable to Buyer (the “Title Company”), agreeing to issue, upon recording of the special warranty deed described in this Agreement, an ALTA or, as applicable, TLTA owner’s title insurance policy to Buyer and an ALTA or, as applicable, TLTA Lender’s title insurance policy issued to Buyer’s lender(s), if applicable, in the amount of the Purchase Price (allocated pursuant to the Allocated Values) insuring title to the Real Property to be in the condition called for by this Agreement and containing a “fifty-year chain-of-title search,” a zoning endorsement on ALTA Form 3.1 (with parking), a survey endorsement insuring that the survey accurately depicts the Real Property (including boundaries, improvements, easements and encroachments), a contiguity endorsement, an access endorsement, an endorsement for “gap coverage,” a location endorsement and an owner’s comprehensive endorsement, a utility facilities endorsement, and a tax parcel endorsement all if available in the state containing portions of the Real Property.  Buyer shall cause the Title Company at or prior to Closing to down date the Title Commitment to the date and time of the recording of the Deed and provide a “title mark-up” showing the final form of the title insurance policy (including the above referenced endorsements) to be issued, which mark-up shall obligate the Title Company to issue the final title insurance policy in such form.  The title mark-up and final title insurance policy shall be free from the standard requirements and exceptions except as required in the state containing portions of the Real Property and shall be subject only to liens, encumbrances or exceptions specifically approved by Buyer (such items, the Master Lease and any permitted subleases, the “Permitted Exceptions”). A written statement of the obligee of the amount of any lien or encumbrance to be discharged by Seller shall be provided by Seller within ten (10) days after the title evidence is furnished to Buyer.

(b)                         Title Defects. Within ten (10) days of Buyer’s receipt of the latter of the Title Commitment or the Survey (as defined in Section 6 (g) below) but not later than two (2) days prior to Closing, Buyer shall object in writing to any condition of title not satisfactory to Buyer, in Buyer’s sole discretion (hereinafter referred to as a “Title Defect”). If any objection is made, Seller shall have until prior to Closing in which to attempt to correct such Title Defect, but Seller shall not be obligated to correct Title Defects.  Notwithstanding the foregoing, Seller agrees to use all commercially reasonable efforts to cure any and all Title Defects of an ascertainable monetary value not in excess of $25,000.00 per Property or $100,000.00 in the aggregate.  If the Title Defect cannot be corrected, or Seller elects not to cure such Title Defect, prior to Closing, or as otherwise extended by agreement of Buyer and Seller, Buyer may, at its option, (a) declare this Agreement null and void and as a result Seller shall return the Deposit together with all accrued interest forthwith to Buyer or (b) elect to accept such title as Seller is able to convey and proceed to Closing, without any deduction in the Purchase Price for the Property. If Buyer fails to notify Seller that Buyer is terminating this Agreement pursuant to this Section within three (3) business days of the expiration of the ten (10) day period, Buyer shall be deemed to have selected option (b) in the previous sentence.

5.                                      Representations and Warranties.  Each Seller as to itself and the portion of the Real Property owned by it represents and warrants that all of Seller’s representations and warranties relating to this Agreement are true, correct and complete as of the Effective Date of this Agreement and shall be deemed reaffirmed as true, correct and complete as of Closing. Each Seller acknowledges that the representations and warranties made in this Agreement by Seller are a material inducement to Buyer’s entering into this Agreement and purchasing the Property and that Buyer is entitled to rely upon these representations and warranties despite any and all investigation undertaken by Buyer. All of Seller’s representations and warranties relating to this Agreement shall survive the Closing of the transactions contemplated herein for a period of one (1) year.  In addition to any other representations and warranties set forth in this Agreement, each Seller, limited as provided above, hereby further represents, warrants and covenants to Buyer as follows:

(a)                         Each Seller holds fee simple title to the Real Property subject to the Permitted Exceptions.  New LifeCare Hospitals of Pittsburgh, LLC is validly qualified and duly existing in the Commonwealth of Pennsylvania, duly organized under the laws of the State of Delaware and has the power and authority to enter into this Agreement and to consummate the transactions herein contemplated.  New LifeCare Hospitals of North Texas, LLC is validly qualified and duly existing in the State of Texas, duly organized under the laws of the State of Delaware and has the power and authority to enter into this Agreement and to consummate the transactions herein contemplated

(b)                         Neither the execution and delivery of this Agreement, nor compliance with the terms and conditions of this Agreement by Seller, nor the consummation of the sale and conveyance of the Property to Buyer, constitutes or will constitute a violation or breach of the operating agreement of Seller, as the same may have been amended from time to time, or of any agreement or other instrument to which Seller is a party, to which it is subject or by which it is bound.

(c)                          The execution and delivery of this Agreement have been approved by the members of Seller and no further action is required on the part of Seller to consummate the transaction contemplated hereby. The person executing this Agreement on behalf of Seller shall have all requisite authority to execute this Agreement, and this Agreement, as executed, is valid, legal and binding upon Seller. There are no proceedings pending or threatened by or against Seller in bankruptcy, insolvency or reorganization in any state or federal court.

(d)                         There are no management, employment, service, equipment, supply, maintenance, water, sewer or other utility or concession agreements or agreements with municipalities (including improvement or development escrows or bonds) with respect to or affecting the Property which will burden the Property or Buyer after Closing (other than those set forth on Schedule 1(c) or which are the obligation of master tenant) in any manner whatsoever, except for instruments of record.

(e)                          At Closing, there shall be no existing leases, whether oral or written, agreements of sale, options, rights of first refusal, rights of first offer, tenancies, licenses or any other claims to possession or use affecting the Property except for the Master Lease (as defined in Section 6(b) below) and any subleases permitted hereby.

(f)                           Seller has no knowledge of, and has received no notice from, any governmental authority requiring any work, repairs, construction, alterations or installations on or in connection with the Property, or asserting any violation of any federal, state, county or municipal laws, ordinances, codes, orders, regulations or requirements affecting any portion of the Property, including, without limitation, the Americans with Disabilities Act and any applicable environmental laws or regulations. There is no action, suit or proceeding pending or, to the actual knowledge of Seller, threatened against or affecting Seller or the Property or any portion thereof or relating to or arising out of the ownership of the Property, in any court or before or by any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality.

(g)                          To Seller’s knowledge, no assessments or charges of any kind or nature (deferred or otherwise) for any public improvements have been made against the Property which remain unpaid, no improvements to the Property or any roads or facilities abutting the Property have been made or ordered for which a lien, assessment or charge can be filed or made, and Seller has no actual knowledge of any plans for improvements by any governmental or quasi-governmental authority which might result in a special assessment against the Property.  Seller has incurred no obligations relating to the installation of or connection to any sanitary sewers or storm sewers which shall be enforceable against the Property; and all public improvements ordered, advertised, commenced or completed prior to the date of this Agreement shall be paid for in full by Seller prior to Closing, unless such improvements are to be paid by a special assessment assessed against the Property, which assessment is to be paid in installments. In such case, Seller shall only be responsible for the assessments due prior to Closing and the Buyer shall pay all assessments due after Closing.

(h)                         All certificates of occupancy and licenses necessary for operation of the Property, as presently conducted, have been issued by all authorities having jurisdiction thereof; and all such certificates of occupancy and licenses are in full force and effect. Seller has not received any written notice of suspension or cancellation of any certificates of occupancy or licenses.

(i)                             Seller warrants, represents and covenants that, to Seller’s knowledge:  (i) there has been no disposal, burial or placement of Hazardous Substances (as defined below) on the Property; (ii) the Property and Seller are not in violation of any Environmental Laws (as defined below); and no other person or entity has used all or part of the Property in violation of any Environmental Laws; (iii) there is no contamination, pollution resulting from a condition on or under the Property; (iv) there are no storage tanks on or under the Property other than above ground storage tanks for generator diesel fuel; (v) environmental conditions associated with the Property are in compliance with all Environmental Laws; and (vi) Seller has disclosed to Buyer all information in Seller’s possession relating to the environmental condition of the Property.  Seller has not received any information from neighboring property owners indicating they have any concerns about existing environmental conditions which could affect the Property or suggesting they might look to Seller for contribution to clean up such condition.

In the event Buyer shall discover such Hazardous Substances and/or violations of Environmental Laws, tanks or other “recognized environmental condition” (as that phrase is defined by the most recent American Society for Testing and Materials practice standards) on the Property at any time prior to Closing, in addition to its other rights and remedies at law or equity or under this Agreement, Buyer shall have as its sole remedy the right to terminate this Agreement upon written notice thereof to Seller, whereupon Escrow Agent shall return the Deposit to Buyer together with all interest thereon; and thereafter this Agreement shall be deemed void and neither party shall have any further rights or obligations hereunder; provided, however, that, if Seller had knowledge of such environmental condition and failed to disclose the same to Buyer in breach of this Agreement, Seller shall immediately reimburse Buyer for all Buyer’s costs and expenses incurred in connection with the transaction contemplated by this Agreement not to exceed Seventy-Five Thousand and 00/100 Dollars ($75,000.00).  The foregoing reimbursement obligation of Seller shall survive on termination of this Agreement by Buyer or Seller.  Notwithstanding anything to the contrary herein, the effect of the representations and warranties made in this Subparagraph shall not be diminished or deemed to be waived by any inspections, tests or investigations made by Buyer or its agents.

For purposes of this Agreement, the term “Environmental Law(s)” shall mean all federal, state and local laws including statutes, regulations, codes and other governmental standards, restrictions, rulings, judgments, orders and requirements in effect now or at any time in the future or past relating to the use, storage, disposal, release, emission, dispersal, spilling, leaking, burial, migration, seepage, movement, discharge, management, investigation, remediation, monitoring, regulation relating to air pollutants, water pollutants, process wastewater, solid or hazardous waste, chemicals, gases, vapors, water pollutants, groundwater, effluents, stormwater runoff, surface water runoff, the environment, Hazardous Substances or employee health and safety, including, but not limited to, the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Occupational Safety and Health Act of 1970 (all as the same may have been amended), regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, and regulations of any state department of natural resources or state environmental protection agency.

For purposes of this Agreement, the term “Hazardous Substance(s)” shall mean all hazardous, toxic, flammable, explosive or radioactive substances, wastes and materials; any pollutants or contaminants (including, but not limited to, petroleum products, asbestos, raw materials and natural substances that include hazardous constituents); and any other similar substances or materials that are regulated under Environmental Laws other than medical waste or products utilized and disposed of in compliance with Environmental Laws.

(j)                                    Except as may be expressly represented herein, in the exhibits and schedules attached hereto and in the documents to be executed and delivered by Seller to Buyer at Closing, Buyer agrees that the Property shall be sold, and Buyer shall accept possession of the Property at Closing, on an “AS-IS, WHERE-IS” basis.

6.                                      Conditions of Buyer’s Obligations.  For the purposes of this Agreement “Due Diligence Period” shall mean the thirty (30) day period from and after the Effective Date (or, if earlier, until the Closing).  The obligation of Buyer under this Agreement to purchase the Property from Seller is contingent on the satisfaction of the following conditions within each condition’s respective time-period (any one of which may be waived in whole or in part by Buyer within each condition’s time period):

(a)                         At Closing, all of the representations and warranties by Seller set forth in this Agreement shall be true and correct in all respects as though such representations and warranties were made at and as of Closing, and Seller shall have performed, observed and complied with all covenants, agreements and conditions required by this Agreement except to the extent waived by Buyer.

(b)                         Within the Due Diligence Period, Buyer (as landlord) and LifeCare Holdings, LLC (as master tenant, herein so called) shall have agreed upon on the terms and conditions of a new absolute net master lease (the “Master Lease”) for the Property and that certain property subject to that certain Lease Agreement currently in effect, by and between DOC-LifeCare Plano LTACH, LLC, an affiliate of Buyer, and New LifeCare Hospitals of North Texas, LLC, an affiliate of Seller, as amended on October 22, 2013 (the “Plano Master Lease”).  The Master Lease shall be on substantially the same terms and conditions as the Plano Master Lease, including the same remaining term and same extension or renewal options contained in the Plano Master Lease.  The Master Lease shall require the master tenant to pay monthly base rent in an amount equal to the monthly base rent currently being paid under the Plano Master Lease, plus a monthly base rent amount of Two Hundred Seventy Thousand and 00/100 ($270,000.000), consisting of a monthly base rent amount of One Hundred Eighty-Three Thousand Three Hundred Thirty-Three and 33/100 Dollars ($183,333.33) for the Fort Worth facility and a monthly base rent amount of Eighty-Six Thousand Six Hundred Sixty-Six and 67/100 Dollars ($86,666.67) for the Pittsburgh facility, for calendar year 2014. On January 1, 2015, and each anniversary thereafter during the term of the Master Lease, annual base rent shall increase by the CPI adjustment set forth in the Plano Master Lease.  In addition to base rent and additional rent payable under the Master Lease, the Master Lease will require the master tenant to pay contingent rent in an amount equal to ten percent (10%) of the amount by which the aggregate gross revenues for the Plano, Fort Worth and Pittsburgh facilities exceed the then-

current adjusted revenue baseline (the “Adjusted Revenue Baseline”) for such lease year (the “Contingent Rent”), but in no event shall Contingent Rent exceed the Contingent Rent Cap for such lease year (the “Contingent Rent Cap”).  The annual Adjusted Revenue Baseline and Contingent Rent Cap amounts are set forth on Schedule 6(b) attached to this Agreement.  Contingent Rent shall be paid within sixty (60) days after each anniversary date of the Master Lease for the entire term and any extension or renewal terms of the Master Lease.  Contingent Rent will be determined by Buyer and master tenant and will be paid in a single lump-sum annually, and will not be cumulative.  The Contingent Rent payable under the Master Lease is a separate obligation of the master tenant and shall be in addition to the base rent and additional rent payable under the Master Lease.  Adjustments to the base rent and/or additional rent shall have no impact on Contingent Rent, and adjustments to the Adjusted Revenue Baseline and Contingent Rent, and amounts paid as Contingent Rent shall have no impact on the base rent or other additional rent amounts to be paid by the master tenant under the Master Lease.  The Master Lease shall permit the master tenant to sublease each of the facilities, in whole but not in part, but master tenant shall remain primarily liable for all of master tenant’s obligations under the Master Lease.  The terms of such subleases to nonaffiliated parties (other than those in effect on the Effective Date) shall be reasonably acceptable to Buyer.  Because the Master Lease is an absolute net master lease, master tenant shall be responsible for all maintenance, repair, replacement, property management, utilities, and all other obligations (payment and performance) for each of the facilities.

(c)                          Master tenant shall execute and deliver the Master Lease on the Closing Date.  Master tenant shall also execute and deliver to Buyer, on or before the Closing Date, a duly executed original of (i) a Subordination Non-Disturbance and Attornment Agreement (“SNDA”) in the form reasonably required by Buyer’s lender, and (ii) a certificate in the form attached hereto as Exhibit “C” (“Estoppel Certificate”).  If the Estoppel Certificate and SNDA have not been delivered to Buyer in the required form or in a form otherwise acceptable to Buyer on or before the Closing Date, then Buyer, at its option, may terminate this Agreement by delivering notice of such termination to Seller; and in such event the Deposit and all accrued interest shall be returned to Buyer and this Agreement thereupon shall become void and there shall be no further obligations or liability on any of the parties hereto.

(d)                         Within the Due Diligence Period, Buyer verifying that the Property is in every respect acceptable to Buyer based on an investigation and review by Buyer, its agents and contractors of the Property, all information that is required to be provided to Buyer by Seller pursuant to this Agreement and all information that is available to Buyer relating to the Property and the transactions contemplated herein, including, but not limited to, the Disclosure Materials (as defined below).  This contingency shall also include, without limitation, Buyer obtaining, at Buyer’s expense, a physical inspection of the Property, which discloses no “Defects,” as that term is defined herein. For purposes of this Agreement, a “Defect” is defined as a condition or conditions, or evidence of a condition or conditions, that has the potential to: (i) impair the health or safety of occupants of the Property; (ii) result in the violation of any applicable public or private law, standard or covenant; or (iii) cost, in the aggregate, an amount in excess of $5,000 to repair, correct, or remediate excluding, however, those matters which are the obligation of the master tenant.

(e)                          Within the Due Diligence Period, Buyer obtaining, at Buyer’s expense, written environmental assessments and/or evaluations of the Property (including “Phase I” assessments and, if Buyer deems necessary, “Phase II” assessments, including laboratory testing of soil, water and other substances) from qualified environmental consultants of Buyer’s choice, confirming that: (i) the Property complies with all Environmental Laws; (ii) there are no liabilities (potential, contingent or otherwise) affecting the Property arising under any Environmental Laws; (iii) except as described in Section 5(i)(iv) there are no underground or aboveground storage tanks, associated pipes or equipment located on or at the Real Property; (iv) there are no Hazardous Substances on, under, at, in or migrating to or from the Real Property; (v) no portion of the Real Property has been designated as wetland, shoreland, floodplain or conservancy land; (vi) no portion of the Real Property has been filled in a manner affecting the structural integrity of the buildings thereon; and (viii) the Property is not affected in any manner or degree by a “recognized environmental condition” (as that phrase is defined by the most recent American Society for Testing and Materials practice standards).

(f)                           Within the Due Diligence Period, Buyer verifying to Buyer’s satisfaction that all applicable public and private laws, rules, standards, covenants and requirements, including, without limitation, all zoning, subdivision, building and use restrictions and all easements and matters of record, allow the conveyance of the Property from Seller to Buyer, and are consistent with Buyer’s Intended Use; Buyer obtaining, or Buyer verifying to Buyer’s satisfaction that Buyer will be able to obtain, all public and private permits, certificates and other approvals, consents and all variances, exemptions, waivers, zoning changes and land divisions required for the conveyance of the Property from Seller to Buyer, and Buyer’s Intended Use. The term “Buyer’s Intended Use” shall mean and include, without limitation, medical and other healthcare related uses.

(g)                          Within the Due Diligence Period, Buyer obtaining a current ALTA survey of the Property (the “Survey”) at Buyer’s expense, that: (i) is satisfactory to Buyer in all respects (in Buyer’s sole discretion); (ii) is prepared by a licensed, insured and qualified surveyor selected by Buyer; (iii) is certified to Buyer, Buyer’s lender(s) (if any) and the applicable title company; (iv) includes all Table A requirements, except Item 5 of Table A; (v) shows and discloses no encroachments onto the Property or over the boundaries of the Property, and no easements or other matters that would materially adversely affect Buyer’s intended use of the Property; and (vi) is sufficient to remove the standard title exceptions relating to surveys without adding any new exceptions other than as permitted above.  In addition, the Survey shall locate all public utilities, water courses, drains, sewers and roads (including vacated streets and alleys) crossing or adjacent to the Property, and contain an acceptable certification by the surveyor.  Notwithstanding anything to the contrary in this Agreement, if Buyer, through no fault of its own, is unable to obtain the Survey in the form required by this Agreement within the Due Diligence Period, then it shall have a reasonable time thereafter to obtain such Survey prior to Closing.

(h)                         Within five (5) business days of the Effective Date, Seller shall deliver to Buyer the items listed on Schedule 6(h) attached hereto and incorporated by reference herein that are in Seller’s possession or control (the “Disclosure Materials”). Seller makes no representation or warranty concerning the accuracy or completeness of Disclosure Materials prepared by third parties.

(i)                             At Closing, Seller shall deliver to Buyer duly executed originals of the following:

(i)                                     A special warranty deed(s) to the Real Property, expressly warranting that the Real Property is good, indefeasible, in fee simple, subject only to the Permitted Exceptions, duly executed and acknowledged by Seller and in proper form for recording, (the “Deed”).

(ii)                                  Intentionally Omitted.

(iii)                               A Non-foreign Person Certification in the form attached hereto as Exhibit “D”, as required under Section 1445 of the Internal Revenue Code.

(iv)                              An assignment in form and substance mutually satisfactory to Seller and Buyer, duly executed by Seller, assigning to Buyer (to the extent capable of or permitted to be assigned) all of Seller’s right, title and interest in and to the Licenses and Permits, Records and Plans, Guarantees and Warranties and any other permits, licenses, plans, authorizations and approvals relating to ownership, operation or occupancy of the Property, subject to the Master Lease.

(v)                                 A certificate certifying that the representations and warranties of Seller, as set forth in this Agreement and pursuant to Section 5 above, are true and correct in all respects as of the Closing and shall survive Closing.

(vii)                           Notwithstanding anything to the contrary in this Agreement, Seller shall provide Buyer original and complete waivers of any and all existing rights of first refusal, rights of first offer, options to purchase, or any other similar rights (including, but not limited to, any and all consents), executed by the necessary parties, so that Seller is able to freely transfer the Property to Buyer unencumbered by such rights.

(viii)                        Originals of the following instruments, documents and other items (or copies as to matters described in A, D, E, F and G below), all certified (as applicable) by Seller as true and complete to the best knowledge of Seller:

(A)                               All certificates of occupancy (and any required governmental approvals in connection with the transfer of the Property), licenses, plans, permits, authorizations and approvals required by law and issued by all governmental authorities having jurisdiction over the Property;

(B)                               the Master Lease;

(C)                               the Estoppel Certificate and SNDA;

(D)                               all building records in Seller’s possession or control with respect to the Property;

(E)                                each bill of current real estate taxes, sewer charges and assessments, water charges and other utilities, together with proof of payment thereof (to the extent same have been paid); and

(F)                                 the Guarantees and Warranties.

(G)                               All plans, specifications, site plans, equipment manuals, technical data and other documentation relating to the building systems and any other fixtures forming part of the Property or any portion thereof in the possession of Seller or any property manager(s).

(H)                              Such affidavits as are required by Buyer’s title insurer, in the forms reasonably acceptable to Seller.

(I)                                   A Closing Statement accurately setting forth the financial terms of this transaction and a summary of the Purchase Price (the “Closing Statement”).

(J)                                   Such other documents as may be reasonably required to consummate this transaction in accordance with this Agreement.

Unless all of the foregoing conditions contained in this Section 6 are satisfied and completed within each condition’s applicable time period, or if no time period is specified, prior to or at Closing, Buyer, at its election (in its sole discretion), may at its sole remedies, either:  (i) extend the date for Closing until such conditions are satisfied not to extend beyond April 30, 2014; or (ii) terminate this Agreement and have the Deposit refunded together with accrued interest (provided, however, that termination and refund of the Deposit shall not be Buyer’s exclusive remedy); or (iii) waive in writing the satisfaction of any such condition or conditions, in which event this Agreement shall be read as if such condition or conditions no longer existed.

(ix)                              Possession of the Property shall be given to Buyer at Closing unoccupied and free of any leases except the Master Lease and any subleases permitted hereby (and subject only to any tenants’ rights under the Master Lease and any subleases permitted hereby).

7.                                      Buyer’s Closing Obligations.  At Closing, Buyer shall deliver to Seller the Purchase Price in immediately available funds and an executed counterpart of the assignment described in Section 6(i)(iv).  Buyer shall secure an owner’s policy of title insurance using the most current ALTA or TLTA Policy Form or a binding, unconditioned “mark-up” of the Title Commitment, each or either showing title to the Property to be in the condition required by Section 4 hereof and execute the Closing Statement and such other documents reasonably required to consummate Closing.

8.                                      Prorations and Charges.

(a)                         Seller shall pay any and all transfer taxes associated with the conveyance of the Property, and Seller shall be responsible for all recording fees customarily paid by a seller in the localities where the Property is located.  Buyer shall be responsible for the payment of title fees and premiums associated with the Title Policy (and a mortgagee policy, if any), the cost of the Survey, all recording fees customarily paid by a purchaser in the States and localities where the Property is located.  All other closing expenses shall be allocated between the parties in the customary manner for sales of real property in the localities where the Property is located. Each party is responsible for paying its own respective attorneys’ fees incurred in negotiating, preparing and closing the transaction contemplated by this Agreement.

(b)                         All expenses and costs relating to the assignment and transfer of the Contract Rights, Records and Plans, Guarantees and Warranties and Licenses and Permits shall be paid by Seller at Closing.

9.                                      Condemnation; Rezoning, Historic Designation.  Seller represents and warrants that Seller has not heretofore received any notice of any eminent domain or condemnation proceeding in connection with the Property.  If prior to Closing any such eminent domain or condemnation proceeding is commenced or any change is made, or proposed to be made to: (i) any portion or all of the Property; (ii) the current means of ingress and egress to the Property or to the roads or driveways adjoining the Property which adversely affects access thereto, Seller agrees immediately to notify Buyer in writing thereof.  Buyer then shall have the right, at Buyer’s option, to terminate this Agreement by giving written notice to Seller prior to Closing.  If Buyer elects to terminate this Agreement pursuant to the terms set forth in this Section 9, then the Deposit shall be immediately returned to Buyer together with all accrued interest, Buyer and Seller shall be released from any further liability hereunder and this Agreement shall be null and void.  If Buyer does not so terminate this Agreement, Buyer shall proceed to Closing hereunder as if no such proceeding had commenced and will pay Seller the full Purchase Price in accordance with this Agreement, and Seller shall assign to Buyer all of its right, title and interest in and to any compensation for such condemnation.  Seller shall not negotiate or settle any claims for compensation prior to Closing, and Buyer shall have the sole right (in the name of Buyer or Seller or both) to negotiate for, to agree to, and to contest all offers and awards.

If, prior to Closing, there is a designation of the Real Property (and/or any improvement located thereon) or any portion thereof as a historic structure or other historic designation, or is threatened, commenced or finalized, or there is a threatened, commenced or finalized rezoning of the Real Property, Seller shall promptly notify Buyer, and Buyer may elect to terminate this Agreement prior to Closing, in which event the Deposit and all accrued interest thereon shall be returned forthwith to Buyer, Buyer and Seller shall be released from any further liability hereunder and this Agreement shall be null and void. If Buyer does not elect to terminate this Agreement, this Agreement shall remain in full force and effect and at Closing Seller shall assign to Buyer all Seller’s right, title and interest in and to any dollars paid by the governmental authority (if any) in connection with the rezoning of the Real Property or historic designation.

10.                               Default by Buyer.  If Buyer, without the right to do so and in default of its obligations hereunder, fails to complete Closing as to the Property, the Deposit and all accrued interest shall be paid to Seller.  Such payment of the Deposit and all accrued interest to Seller shall be deemed to be liquidated damages for Buyer’s default and the receipt of same shall be Seller’s exclusive and sole remedy; and Seller hereby waives any right to recover the balance of the Purchase Price, or any part thereof, and the right to pursue any other remedy permitted at law or in equity against Buyer.  The parties agree that it would be impracticable and extremely difficult to ascertain the actual damages suffered by Seller as a result of Buyer’s failure to complete the purchase of the Property pursuant to this Agreement, and that under the circumstances existing as of the date of this Agreement, the liquidated damages provided for in this Section represent a reasonable estimate of the damages which Seller will incur as a result of such failure.  The parties acknowledge that the payment of such liquidated damages is not intended as a forfeiture or penalty under any legal or equitable theory, but is intended to constitute liquidated damages to Seller.  Buyer shall have no right to cure any default.  If this Agreement is terminated, Buyer shall return to Seller (or delete as to electronically stored material) all material in its possession or control relating to the Property; provided, however, Buyer may retain copies of any materials that may be required to be maintained by law.

11.                               Default by Seller.  If Seller defaults in the performance of any obligation contained in this Agreement or, without the right to do so and in default of its obligations hereunder, fails to complete Closing, Buyer may either (as its sole remedies under this Agreement, at law or in equity) (i) receive the Deposit and all accrued interest to Buyer, and Seller shall reimburse Buyer for all of Buyer’s reasonable third party costs incurred in connection with the transaction contemplated by this Agreement not to exceed Seventy-Five Thousand and 00/100 Dollars ($75,000.00) or (ii) Buyer within sixty (60) days following the Closing institute an action for specific performance.  Seller waives the right to assert the defense of lack of mutuality in any action for specific performance instituted by Buyer.  Seller shall have no right to cure any default.

12.                               Risk of Loss.  Seller shall bear the risk of all loss or damage to the Property from all causes until Closing.  Seller represents that it has, and will maintain pending Closing, a policy of fire and extended coverage insurance in at least the full amount of the replacement cost of all buildings and improvements located on the Property.  Seller will cause the insurer to add Buyer’s name to the policy as an additional insured, as its interest may appear.  Seller will deliver to Buyer within five (5) days after the Effective Date a certificate issued by such insurer evidencing that such policy is in effect, that it will not be canceled without at least thirty (30) days prior notice to Buyer and that Buyer has been named as an additional named insured thereunder.  If at any time prior to Closing any material portion of the Property is destroyed or damaged as a result of fire or any other casualty whatsoever, Seller shall promptly give written notice thereof to Buyer and Buyer shall have the right:  (i) to terminate this Agreement by written notice to Seller, whereupon Escrow Agent shall return the Deposit (with any accrued interest) to Buyer, and thereafter this Agreement shall be void and neither party shall have any further rights or obligations hereunder; or (ii) whether such casualty affects a material portion of the Property or not, to proceed with this Agreement and to notify Seller that, at Buyer’s sole option, Seller or master tenant either shall:  (A) to the extent of any available insurance proceeds and deductible amount to restore the Property to its condition as of the Effective Date, and if there are any excess insurance proceeds after completion of such restoration, Seller shall promptly disburse the same together with any interest thereon to Buyer; or (B) in lieu of restoration, clear the site of debris and disburse all remaining insurance proceeds together with interest thereon to Buyer.  All unpaid claims and rights in connection with any such losses shall be assigned to master tenant at Closing without in any manner affecting the Purchase Price.  In the event Buyer elects to proceed under clause (ii)(A) or (ii)(B) above, Seller shall either expend the deductible amount provided for in such insurance coverage in making such restoration or clearing the Property, as the case may be, or give Buyer a credit therefore against the Purchase Price.

13.                               Brokerage.  Buyer represents and warrants to Seller and Seller represents and warrants to Buyer that neither party has dealt with any broker, agent, finder or other intermediary in connection with this sale and purchase. Seller agrees to pay any real estate broker or other intermediary claiming a commission in connection with this sale and purchase or the Master Lease, and Buyer shall have no liability or obligation in connection therewith.  Seller agrees to indemnify, defend and hold Buyer harmless from and against the claims of any and all intermediaries claiming a commission in connection with this sale or the Master Lease.  Buyer agrees to indemnify, defend and hold Seller harmless from and against any broker’s claim arising from any breach by Buyer of Buyer’s representation and warranty in this Section 13.

14.                               Operation of the Property Prior to Closing.  Prior to Closing:

(a)                         Seller shall operate, manage and maintain the Property in a reasonable, professional and prudent manner, and keep the same in good condition at all times.  Without expense to Buyer, Seller shall make all repairs and replacements (structural and non-structural, ordinary and extraordinary) so that the Property is maintained in its present condition, reasonable wear and tear excepted.

(b)                         Upon reasonable notice, Buyer, its accountants, architects, attorneys, engineers, contractors and other representatives shall be afforded access to:  (i)  the Property to inspect, measure, appraise, test and make surveys of the Property, including, but not limited to, all activities necessary to satisfy the contingencies set forth in Section 6 and elsewhere in this Agreement; and (ii) all books, records and files relating to the Property.  Buyer shall have the right, at Buyer’s expense, to make copies of all such books and records, including, without limitation, all books and records relating to increases in real estate taxes, building and operations maintenance costs; provided, however, that Buyer shall return all copies of such books and records and results of its inspections and investigations if Closing does not occur under this

Agreement, except that Buyer may retain copies of any such materials as may be required by law.  Buyer shall not interfere unreasonably with the operation of the Property, shall restore any area on the Property disturbed in the course of Buyer’s testing to the conditions existing prior to any tests conducted by Buyer and shall indemnify Seller for any loss, cost or expense (including legal costs and expenses) in connection with all access, investigation and inspection permitted by this Agreement.

(c)                          Seller shall comply with all of the obligations of landlord under the Contracts and all other agreements and contractual arrangements affecting the Property by which Seller is bound.

(d)                         Seller shall promptly notify Buyer of Seller’s receipt of any notice from any party alleging that Seller is in default of its obligations under any of the Contracts or any permit or agreement affecting the Property, or any portion or portions thereof.

(e)                          No contract for or on behalf of or affecting the Property shall be negotiated or entered into which cannot be terminated by Seller prior to Closing without charge, cost, penalty or premium.

(f)                           Except with the prior written consent of Buyer, Seller shall not enter into any new leases for any portion of the Property other than subleases permitted by the terms of this Agreement (“new leases”).  Any new lease shall be on a form of lease supplied to Seller by Buyer.  In the event Buyer approves any new leases, Seller shall deliver to Buyer an Estoppel Certificate from the tenant(s) and guarantor(s) thereunder as required hereunder for the new leases and otherwise shall comply, as to such new leases and new guarantees, with the terms of this Agreement relating to Contracts and the Guarantees.

(g)                          From the Effective Date until Closing, Seller shall maintain the Contract Rights, Records and Plans, Guarantees and Warranties, and Licenses and Permits in full force and effect as applicable and shall not terminate, modify or waive any provision thereof except as permitted by this Agreement. Seller shall not enter into any new contracts or agreements relating to the Property without Buyer’s prior written consent except as permitted by this Agreement.

15.                               Notice.  All notices, requests and other communications under this Agreement shall be in writing and shall be delivered: (i) in person; or (ii) by registered or certified mail, return receipt requested; or (iii) by recognized overnight delivery service providing positive tracking of items (for example, Federal Express); or (iv) by facsimile or electronic transmission (so long as one of methods (i), (ii) or (iii) are simultaneously utilized) addressed as follows or at such other address of which Seller or Buyer shall have given notice as herein provided:

If intended for Seller:

Lifecare Management Services
5430 Legacy Drive, Suite 150
Plano, Texas 75024

Attention: Erik Pahl
Fax: 469-241-2158
Email: erik.pahl@lifecare-hospitals.com

with a copy to:

Jackson Walker L.L.P.
901 Main Street, Suite 6000
Dallas, Texas 75202
Attention: Bryan C. Birkeland
Fax: 214-661-6604
Email: bbirkeland@jw.com

If intended for Buyer:

Physicians Realty L.P.
735 North Water Street, Suite 1000
Milwaukee, WI 53202
Attention: John W. Sweet, Chief Investment Officer
Fax: 414-978-6550
Email: jws@docreit.com

with a copy to:

Davis & Kuelthau, s.c.
111 East Kilbourn Avenue, Suite 1400
Milwaukee, Wisconsin 53202
Attention: Bradley D. Page, Esq.
Fax: (414) 278-3624
Email: bpage@dkattorneys.com

All such notices, requests and other communications shall be deemed to have been sufficiently given for all purposes hereof only upon receipt by the party to whom such notice is sent. Notices by the parties may be given on their behalf by their respective attorneys.

16.                               Intentionally Omitted.

17.                               Further Assurances.  After Closing, at Buyer’s sole cost and expense, Seller shall execute, acknowledge and deliver, for no further consideration, all assignments, transfers, deeds and other documents as Buyer may reasonably request to vest in Buyer and perfect Buyer’s right, title and interest in and to the Property.

18.                               Like Kind Exchanges.  Buyer or Seller may elect to exchange the Property for other real estate of a like kind in accordance with Section 1031 of the Internal Revenue Code of 1986 as amended (the “Code”).  To the extent possible, the provisions of this Section shall be interpreted consistently with this intent.  To exercise any rights under this Section, the party electing to exchange the Property shall provide the other with a written statement stating its intent to enter into an exchange at least five days prior to Closing.  Either party’s election to exchange, rather than sell or buy, the Property for other real estate of a like kind shall be at no cost or liability to the other.

19.                               Miscellaneous.

(a)                         All of the representations and warranties contained in this Agreement, all covenants, agreements and indemnities made herein, and all obligations to be performed under the provisions of this Agreement shall survive Closing for a period of twelve (12) months.

(b)                         This Agreement shall be void and of no force or effect if not executed by Seller and delivered to Buyer or Buyer’s attorney within seven (7) business days after execution by Buyer and delivery to Seller.

(c)                          The “captions” or “headings” in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

(d)                         Buyer shall have the right to assign this Agreement, and upon notice from Buyer, Seller agrees to convey the Property directly to Buyer’s assignee provided that Buyer and/or assignee have fulfilled Buyer’s obligations under this Agreement and Buyer shall be responsible for any realty transfer tax occasioned thereby.  Seller shall not assign this Agreement without the prior written consent of Buyer.  Any assignment of this Agreement by Seller without Buyer’s prior written consent shall be null and void, and of no force or effect.

(e)                          This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns.

(f)                           This Agreement, including the exhibits attached hereto, contains the entire agreement as to the Property between Seller and Buyer; and there are no other terms, obligations, covenants, representations, statements or conditions, oral or otherwise, of any kind whatsoever concerning this sale and purchase.  This Agreement shall not be altered, amended, changed or modified except in writing executed by the parties hereto.

(g)                          Except as may be required by the laws of the state in which the Real Property is located, this Agreement shall be construed in accordance with the internal laws of the State of Wisconsin, without giving effect to its conflicts of laws provisions.

(h)                         All parties to this Agreement having participated fully and equally in the negotiation and preparation hereof, this Agreement shall not be more strictly construed, or any ambiguities within this Agreement resolved, against either party hereto.  It is the intent of Buyer and Seller that this Agreement be binding on both parties and not illusory. Thus, wherever this

Agreement grants Buyer or Seller discretion, which might otherwise make this Agreement illusory, the party exercising its discretion must act reasonably according to commercial standards.

(i)                             Subject to the Permitted Exceptions, Seller shall deliver occupancy of the Property to Buyer at Closing.

(j)                            Time is of the essence of this Agreement and Buyer and Seller hereby agree that the times provided for in this Agreement are reasonable times for each party to complete its respective obligations.

(k)                         This Agreement may be executed or amended in counterparts, all of which taken together shall constitute one and the same instrument.  Electronically transmitted signatures shall be considered originals.

(l)                             If any of the terms or conditions contained herein shall be declared to be invalid or unenforceable by a court of competent jurisdiction, then the remaining provisions and conditions of this Agreement, or the application of such to persons or circumstances other than those to which it is declared invalid or unenforceable, shall not be affected thereby and shall remain in full force and effect and shall be valid and enforceable to the full extent permitted by law.

(m)                     After the Closing, at the request of Buyer and at Buyer’s expense, Seller shall make available to Buyer the historical financial information in Seller’s possession regarding the operation of the Property to the extent required by Buyer in order to prepare stand-alone audited financial statements for such operations in accordance with generally accepted accounting principles, as of the end of fiscal year 2012, and any required subsequent date or period, and to cooperate (at Buyer’s expense) with Buyer and any auditor engaged by Buyer for such purpose.

20.                               Disclosure.  Buyer may make public disclosure with respect to this transaction prior to or after Closing for any reason without Seller’s consent.  Prior to Closing, Seller shall not make public disclosure with respect to this transaction (without restriction upon Seller following Closing) except:

(a)                         as may be required by law, including without limitation disclosure required under securities laws, or by the Securities and Exchange Commission, or by the rules of any stock exchange; and

(b)                         to such title insurance companies, lenders, attorneys, accountants, partners, directors, officers, employees and representatives of any party or of such party’s advisors who need to know such information for the purpose of evaluating and consummating the transaction, including the financing of the transaction.

21.                               SEWAGE FACILITY. The Pennsylvania Sewage Facilities Act of January 24,

1966, No. 537 P.L. 1535, 35 P.S. § 750.1 et seq., as amended, requires that there be a statement regarding the availability of a community sewage system. The Real Property is serviced by a community sewage system.

22.                               COAL NOTICE.  THIS AGREEMENT MAY NOT SELL, CONVEY, TRANSFER, INCLUDE OR INSURE THE TITLE TO THE COAL AND RIGHT OF SUPPORT UNDERNEATH THE SURFACE LAND DESCRIBED OR REFERRED TO HEREIN, AND THE OWNER OR OWNERS OF SUCH COAL MAY HAVE THE COMPLETE LEGAL RIGHT TO REMOVE ALL OF SUCH COAL AND IN THAT CONNECTION, DAMAGE MAY RESULT TO THE SURFACE OF THE PROPERTY AND ANY HOUSE, BUILDING OR OTHER STRUCTURE ON OR IN SUCH PROPERTY.  THE INCLUSION OF THIS NOTICE DOES NOT ENLARGE, RESTRICT OR MODIFY ANY LEGAL RIGHTS OR ESTATES OTHERWISE CREATED, TRANSFERRED, EXCEPTED OR RESERVED BY THIS INSTRUMENT.  (This notice is set forth in the manner provided in Section 1 of the Act of July 17, 1957, P.L. 984, as amended, and is not intended as notice of unrecorded instruments, if any.)

(Signatures contained on following pages.)

IN WITNESS WHEREOF, intending to be legally bound, the parties have caused this Agreement to be duly executed, under seal.

SELLER:	BUYER:

NEW LIFECARE HOSPITALS OF PITTSBURGH, LLC	DOC-LIFECARE FT. WORTH LTACH, LLC

By:	Physicians Realty L.P., Its Manager
By:	/s/ Phillip B. Douglas	3/28/14
Date	By:	Physicians Realty Trust, Its General Partner
Name:	Phillip B. Douglas
(Print)	By:	/s/ John T. Thomas	3/28/14
Title:	Chief Executive Officer	Date
(Print)	Name:	John T. Thomas
(Print)
NEW LIFECARE HOSPITALS OF NORTH TEXAS, LLC	Title:	President and Chief Executive Officer
(Print)

By:	/s/ Phillip B. Douglas	3/28/14	DOC-LIFECARE PITTSBURGH LTACH, LLC
Date
Name:	Phillip B. Douglas	By:	Physicians Realty L.P., Its Manager
(Print)
Title:	Chief Executive Officer	By:	Physicians Realty Trust, Its General Partner
(Print)
By:	/s/ John T. Thomas	3/28/14
Date
Name:	John T. Thomas
(Print)
Title:	President and Chief Executive Officer
(Print)